EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-82369) pertaining to the 401(k) Plan of S1 Corporation of our report dated June 16, 2008, with respect to the financial statements and schedule of the S1 Corporation 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

Atlanta, Georgia
June 23, 2008